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                                                                   EXHIBIT 99.3

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Thomas-Davis Medical Centers,
P.C.

  We have audited the accompanying balance sheets of Thomas-Davis Medical Centers, P.C. (TDMC) as of December 31, 1993 and 1992, and the related statements of operations, cash flows, and changes in stockholders' equity for the years then ended (parent-company-only financial statements--see Note A to the financial statements). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of TDMC as of December 31, 1993 and 1992, and the results of operations, cash flows, and changes in stockholders' equity for the years then ended in conformity with generally accepted accounting principles.

                                     Stevenson, Jones, Imig, Holmaas &
                                      Kleinhans, P.C.

Tucson, Arizona April 27, 1994